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Exhibit 2.01
Resource Extraction Payment Report
This exhibit presents payments made by Diversified Energy Company and its consolidated subsidiaries (the “Company”) to the U.S.
federal government and foreign governments, where applicable, for the purpose of the commercial development of natural gas and oil during the fiscal year ended December 31, 2025.
Payments
Payments are reported on a cash basis for the fiscal year in which the payments were made. This report includes payments made as a single payment or as part of a series of related payments that equal or exceed $100,000 during the reporting period and are required to be disclosed under Rule 13q-1.
Currency
All payments were made and are reported in U.S. dollars. Amounts presented in the tables below are stated in thousands of U.S.
dollars.
Business Segment
The Company operates through one reportable segment.
Resource
The resource subject to commercial development is natural gas and oil.
Method of Extraction
The Company extracts natural gas and oil using wells.
Projects
For purposes of Rule 13q-1, projects are identified by major subnational political jurisdiction. Project names correspond to the applicable U.S. state in which the related commercial development activities occur.
Foreign Government Payments
The Company made no reportable payments to foreign governments during the fiscal year ended December 31, 2025.
Government-Level Disclosure

Country	Government	Taxes	Royalties	Total
United States	Bureau of Land Management	$—	$528	$528
United States	Internal Revenue Service	39,608	—	39,608
United States	Office of Natural Resources Revenue	—	3,561	3,561
Total		$39,608	$4,089	$43,697
Project-Level Disclosure

Country	Project Name	Taxes	Royalties	Total
United States	New Mexico	$—	$885	$885
United States	Ohio	—	583	583
United States	Oklahoma	—	1,140	1,140
United States	Texas	—	104	104
United States	Wyoming	—	1,377	1,377
United States	N/A(a)	39,608	—	39,608
Total		$39,608	$4,089	$43,697
(a)The Company files a consolidated U.S. federal income tax return covering the Company and all of its subsidiaries. Because federal corporate income taxes are assessed at the consolidated group level rather than on a per-project basis, tax payments and any refunds received are disclosed at the U.S. consolidated level and are not attributable to any individual project.